Filed pursuant to Rule 424(b)(3)
Registration No. 333-130513
PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated February 15, 2006)
IKON Office Solutions, Inc.
Offer to Exchange
Up to $225,000,000 Principal Amount Outstanding of
7 3/4% Senior Notes due 2015
for
a Like Principal Amount of
7 3/4% Senior Notes due 2015
which have been registered under the Securities Act of 1933
     This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus dated February 15, 2006 (the “Prospectus”) with respect to the offer to exchange registered 7 3/4% Senior Notes due 2015 for our outstanding unregistered 7 3/4% Senior Notes due 2015. The exchange offer will expire at 5:00 p.m., New York City time, on March 30, 2006, unless we extend it.

This Prospectus Supplement No. 1 supplements our prospectus dated February 15, 2006 with the following attached documents:
     A. Current Report on Form 8-K filed on February 23, 2006; and
     B. Current Report on Form 8-K filed on March 15, 2006.
     The attached information modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement No. 1.

     Please see “Risk Factors” beginning on page 10 of the Prospectus for a discussion of certain factors you should consider in connection with this exchange offer.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 16, 2006.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 22, 2006
IKON Office Solutions, Inc.
(Exact name of registrant as specified in its charter)

OHIO	File No. 1-5964	23-0334400

(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification
incorporation)		Number)
70 Valley Stream Parkway, Malvern, Pennsylvania 19355
Registrant’s telephone number, including area code: (610) 296-8000
Not Applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On February 22, 2006, IKON Office Solutions, Inc. (the “Company”) issued a press release announcing that the Company’s Board of Directors (the “Board”) authorized a $150 million increase to the Board’s existing March 2004 $250 million share repurchase authorization, resulting in a new authorization of up to $400 million, and that it held its Annual Meeting of Shareholders earlier that day (the “Annual Meeting”). A copy of this press release is furnished as Exhibit 99.1 to this report.
Submission of Matters to a Vote of Security Holders
At the Annual Meeting, the Company’s shareholders approved the (i) election of the Company’s ten director nominees to hold office until their successors are duly elected and qualified, (ii) IKON Office Solutions, Inc. 2006 Omnibus Equity Compensation Plan (the “Omnibus Plan”), and (iii) ratification of the Company’s selection of PricewaterhouseCoopers LLP as its independent auditor for the fiscal year ending September 30, 2006 (“PwC Ratification”). Proxies were solicited for the Annual Meeting pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended.
The results of the director elections are set forth in the table below.

Director	Votes For	Abstentions
Philip E. Cushing	123,377,240	2,093,195
Matthew J. Espe	122,598,461	2,871,974
Thomas R. Gibson	120,154,949	5,315,486
Richard A. Jalkut	123,051,304	2,419,131
Arthur R. Johnson	120,163,071	5,307,364
Kurt M. Landgraf	122,473,166	2,997,269
Gerald Luterman	120,155,393	5,315,042
William E. McCracken	120,129,464	5,340,971
William L. Meddaugh	123,005,051	2,465,384
Anthony P. Terracciano	123,099,406	2,371,029
The voting results relating to the Omnibus Plan and the PwC Ratification proposals are set forth in the table below.

Proposal	Votes For	Votes Against	Abstentions
Omnibus Plan	70,670,706	26,751,521	215,680
PwC Ratification	120,295,406	2,650,727	2,524,301
Item 9.01. Financial Statements and Exhibits.
The following exhibits shall be deemed to be filed or furnished, depending on the relevant item requiring such exhibit, in accordance with the provisions of Item 601 of Regulation S-K:
     99.1 Press Release dated February 22, 2006

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IKON OFFICE SOLUTIONS, INC.

	By:	/s/ ROBERT F. WOODS

Robert F. Woods Senior Vice President and Chief Financial Officer
Dated: February 23, 2006

EXHIBIT 99.1
IKON ANNOUNCES SHARE REPURCHASE AUTHORIZATION INCREASES BY $150 MILLION; COMPANY HOLDS ANNUAL MEETING OF SHAREHOLDERS
FOR RELEASE: WEDNESDAY, FEBRUARY 22, 2006
MALVERN, Pa.— IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today announced that its Board of Directors has authorized a $150 million increase to its existing March 2004 $250 million share repurchase authorization, resulting in a new authorization of up to $400 million.
As of December 31, 2005, IKON had repurchased approximately $197 million under the March 2004 authorization. The Company will continue to repurchase shares through public or private transactions based upon market conditions and other considerations.
Separately, during the Company’s annual meeting of shareholders held earlier today, IKON’s Chairman and Chief Executive Officer, Matthew J. Espe, reviewed the progress that the Company is making in executing its three strategic objectives of growth, operational leverage and capital structure.
“IKON is focused, energized, and backed by a solid strategy that enables us to leverage our strength as the largest independent channel in our industry to become the preeminent provider of document management solutions and services,” said Espe.

The first strategic priority, growth, focuses on increasing revenue in the core business, geographic expansion in Europe, and expanding related businesses such as IKON Enterprise Services, the Company’s global services organization with about 15,000 employees worldwide.
The Company’s second strategic priority is to increase operational leverage, which involves improving efficiencies across its operations, simplifying its business by eliminating unprofitable and non-strategic businesses, and reducing expenses across the company.
Achieving these growth and operational goals provides the foundation for the Company’s third strategic priority, a balanced capital structure. Today’s announcement of a $150 million increase in the share repurchase authorization is consistent with the Company’s capital structure strategy.
“Our business model is aligned with industry trends, we represent many of the best suppliers in the industry, including Canon, Ricoh, HP and Konica Minolta, and we have a strong recurring revenue mix through our multi-year service contracts,” continued Espe. “Add to that IKON’s diversified customer base, our focus on driving operational efficiency within our operations, and the strength of our management team, and you get a company that is well positioned for profitable growth.”
During today’s shareholders’ meeting, shareholders approved the re-election of 10 members of the Board of Directors, including Espe, Philip E. Cushing, Thomas R. Gibson, Richard A. Jalkut, Arthur E. Johnson, Kurt M. Landgraf, Gerald Luterman, William E. McCracken, William L. Meddaugh and Anthony P. Terracciano. Shareholders also approved the Company’s 2006 Omnibus Equity Compensation Plan and ratified the selection of PricewaterhouseCoopers LLP as IKON’s independent auditor for fiscal year 2006.
Slides from the 2006 Annual Meeting of Shareholders are available on IKON’s website, www.ikon.com, in the Investor Relations section (select Calendar and Presentations).
About IKON
IKON Office Solutions, Inc. (www.ikon.com), the world’s largest independent channel for copier, printer and MFP technologies, delivers integrated document management solutions and systems, enabling customers worldwide to improve document workflow and increase efficiency. IKON integrates best-in-class systems from leading manufacturers, such as Canon, Ricoh, Konica Minolta, EFI and HP, and document management software from companies like Captaris, Kofax and others, to deliver tailored, high-value solutions implemented and supported by its global services organization—IKON Enterprise Services. With fiscal year 2005 revenue of $4.4 billion, IKON has approximately 26,000 employees in 450 locations throughout North America and Western Europe.

This news release includes information that may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to our ability to execute strategic initiatives, achieve long-term growth objectives and improve operational efficiency; growth in targeted revenue; and share repurchase activity. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management’s current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to: risks and uncertainties relating to conducting operations in a competitive environment and a changing industry; delays, difficulties, management transitions and employment issues associated with consolidation of and/or changes in business operations; risks and uncertainties associated with existing or future vendor relationships; and general economic conditions. Certain additional risks and uncertainties are set forth in IKON’s 2005 Annual Report on Form 10-K, filed with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON’s current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.
IKON Office Solutions® and IKON: Document Efficiency at Work® are trademarks of IKON Office Solutions West, Inc. All other trademarks are the property of their respective owners.
(FIKN)
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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 15, 2006
IKON Office Solutions, Inc.
(Exact name of registrant as specified in its charter)

OHIO	File No. 1-5964	23-0334400

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
70 Valley Stream Parkway, Malvern, Pennsylvania 19355
Registrant’s telephone number, including area code: (610) 296-8000
Not Applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On March 15, 2006, IKON Office Solutions, Inc. (the “Company”) issued a press release announcing that the Company has entered into discussions with GE Capital Solutions (“GE”) to sell approximately $300 million of U.S. lease receivables to GE. A copy of this press release is furnished as Exhibit 99.1 to this report.
Item 9.01. Financial Statements and Exhibits.
The following exhibit shall be deemed to be filed or furnished, depending on the relevant item requiring such exhibit, in accordance with the provisions of Item 601 of Regulation S-K:
     99.1 Press Release dated March 15, 2006

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IKON OFFICE SOLUTIONS, INC.

	By:	/s/ ROBERT F. WOODS

Robert F. Woods Senior Vice President and Chief Financial Officer
Dated: March 15, 2006

EXHIBIT 99.1
IKON ENTERS INTO DISCUSSIONS TO SELL $300 MILLION OF LEASE RECEIVABLES
FOR RELEASE: WEDNESDAY, MARCH 15, 2006
MALVERN, Pa.— IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, announced today that it has entered into discussions with GE Capital Solutions (“GE”) to sell approximately $300 million of U.S. lease receivables to GE. The transaction, if completed, is expected to net IKON approximately $70 million after payment of related debt and taxes. The transaction is contingent upon the negotiation and approval of a definitive purchase agreement and is currently targeted to close during IKON’s third quarter of fiscal year 2006.
About IKON
IKON Office Solutions, Inc. (www.ikon.com), the world’s largest independent channel for copier, printer and MFP technologies, delivers integrated document management solutions and systems, enabling customers worldwide to improve document workflow and increase efficiency. IKON integrates best-in-class systems from leading manufacturers, such as Canon, Ricoh, Konica Minolta, EFI and HP, and document management software from companies like Captaris, Kofax and others, to deliver tailored, high-value solutions implemented and supported by its global services organization—IKON Enterprise Services. With fiscal year 2005 revenue of $4.4 billion, IKON has approximately 26,000 employees in 450 locations throughout North America and Western Europe.
This news release includes information which may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to our ability to complete the proposed transaction with GE involving lease receivables; the expected net impact after payment of debt and taxes; the negotiation of a definitive purchase agreement for the lease receivables; and the expected closing date of the transaction. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management’s current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to the risks and uncertainties as set forth in IKON’s 2005 Annual Report on Form 10-K, filed with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON’s current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.
IKON Office Solutions® and IKON: Document Efficiency at Work® are trademarks of IKON Office Solutions West, Inc. All other trademarks are the property of their respective owners.
(FIKN)
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